KRONOS WORLDWIDE ANNOUNCES THIRD QUARTER OF 2010 RESULTS

DALLAS, TEXAS…October 22, 2010… Kronos Worldwide, Inc. (NYSE:KRO) today reported net income for the third quarter of 2010 of $32.1 million, or $.66 per diluted share compared with net income of $8.6 million, or $.17 per diluted share, in the third quarter of 2009.  For the first nine months of 2010, Kronos Worldwide reported net income of $94.1 million, or $1.92 per diluted share, compared with a net loss of $39.9 million, or $.82 per share for the first nine months of 2009.  Comparability of the Company’s results was impacted by higher income from operations in 2010 periods principally due to higher sales volumes, higher TiO2 average selling prices and higher production volumes, as well as a $35.2 million non-cash deferred income tax benefit recognized in the first quarter of 2010, in each case as discussed further below.

Net sales of $376.6 million in the third quarter of 2010 were $66.5 million, or 21%, higher than the third quarter of 2009.   Net sales of $1,076.4 million for the first nine months of 2010 were $236.2 million, or 28%, higher than the first nine months of 2009.  Net sales increased in the third quarter and first nine months of 2010 due primarily to higher sales volumes and higher average TiO2 selling prices.   TiO2 sales volumes for the third quarter of 2010 increased 11% to 138,000 metric tons, as compared to the third quarter of 2009, and increased 22% in the nine-month period to 408,000 metric tons.   Kronos’ sales volumes for the nine months ended September 30, 2010 are a new record for Kronos for the first nine months of a year.  The increase in sales volume for the third quarter and first nine months is a result of increased demand in all markets.  The Company’s average TiO2 selling prices increased 16% in the third quarter of 2010 versus the prior year period, and increased 7% in the first nine months of the year versus the prior year period, and the Company’s average TiO2 selling prices at the end of the third quarter of 2010 were 16% higher than at the end of 2009, and 10% higher than the second quarter of 2010 continuing the improvement in selling prices that began in the second half of 2009.  Fluctuations in currency exchange rates also impacted net sales, decreasing net sales by approximately $22 million for the third quarter and approximately $19 million for the first nine months of 2010. The table at the end of this press release shows how each of these items impacted net sales.

The Company’s TiO2 segment profit (see description of non-GAAP information below) for the third quarter of 2010 was $58.9 million compared with segment profit of $22.9 million in the third quarter of 2009.  For the year-to-date period the Company’s segment profit was $123.2 million compared with a segment loss of $21.4 million for the first nine months of 2009.  Segment profit in both 2010 periods increased due to higher sales volumes, higher TiO2 selling prices and lower manufacturing costs per ton resulting from higher production volumes.  These increases were partially offset by the unfavorable effects of fluctuations in currency exchange rates which decreased segment profit by approximately $4 million and $24 million in the third quarter and the year-to-date period, respectively.  The Company’s TiO2 production volumes were 4% higher in the third quarter of 2010 as compared to the third quarter of 2009, and were 40% higher in the year-to-date period.  The Company’s operating rates were at approximately 70% of capacity for the first nine months of 2009, with operating rates at 58% of capacity for the first half of 2009 and 96% of capacity in the third quarter, as compared to operating rates at near full capacity for the first nine months of 2010.  Temporary plant curtailments in the first half of 2009 resulted in approximately $80 million of unabsorbed fixed production costs which were charged directly to cost of sales.

The Company’s income tax benefit in 2010 includes a $35.2 million ($.72 per diluted share) non-cash deferred income tax benefit in the first quarter related to a European Court ruling that resulted in the favorable resolution of certain income tax issues in Germany and an increase in the amount of our German corporate and trade tax net operating loss carryforwards.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of our businesses;
•
Customer inventory levels (such as the extent to which our customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2 in advance of anticipated price decreases);

•	Changes in raw material and other operating costs (such as energy costs);
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2);
•	Competitive products and substitute products;
•	Customer and competitor strategies;
•	Potential consolidation or solvency of our competitors;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Our ability to protect our intellectual property rights in our technology;
•	The introduction of trade barriers;
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar);
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	Our ability to renew or refinance credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria;
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities);
•	Government laws and regulations and possible changes therein;
•	The ultimate resolution of pending litigation; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit (loss), which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit (loss) provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit (loss) as income (loss) before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit (loss) include corporate expense and interest income not attributable to the Company’s TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except per share and metric ton data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2010	2009	2010

Net sales	$310.1	$376.6	$840.2	$1,076.4
Cost of sales	250.6	280.4	762.4	834.5

Gross margin	59.5	96.2	77.8	241.9

Selling, general and administrative expense	39.2	41.9	108.1	123.3
Other operating income (expense):
Currency transactions, net	2.7	5.2	9.1	4.8
Other income (expense), net	(.2)	(.6)	(.3)	(.3)
Corporate expense	(1.7)	(1.9)	(5.4)	(5.6)

Income (loss) from operations	21.1	57.0	(26.9)	117.5

Other income (expense):
Trade interest income	.1	-	.1	.1
Interest expense	(10.5)	(9.0)	(30.6)	(29.2)

Income (loss) before income taxes	10.7	48.0	(57.4)	88.4

Income tax expense (benefit)	2.1	15.9	(17.5)	(5.7)

Net income (loss)	$8.6	$32.1	$(39.9)	$94.1

Net income (loss) per basic and diluted share	$.17	$.66	$(.82)	$1.92

Basic and diluted weighted-average shares used in the calculation of net income per share	49.0	49.0	49.0	49.0

TiO2 data – metric tons in thousands:
Sales volumes	124	138	335	408
Production volumes	129	134	280	392

KRONOS WORLDWIDE, INC.
RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
 (In millions)
 (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2010	2009	2010

Segment profit (loss)	$22.9	$58.9	$(21.4)	$123.2
Adjustments:
Trade interest income	(.1)	-	(.1)	(.1)
Corporate expense	(1.7)	(1.9)	(5.4)	(5.6)

Income (loss) from operations	$21.1	$57.0	$(26.9)	$117.5

IMPACT OF PERCENTAGE CHANGE IN SALES
 (Unaudited)

	Three months ended September 30, 2010 vs. 2009	Nine months ended September 30, 2010 vs. 2009
Percent change in sales:
TiO2 product pricing	16%	7%
TiO2 sales volume	11	22
TiO2 product mix	1	1
Changes in currency exchange rates	(7)	(2)

Total	21%	28%